SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)	January 13, 2005

TransTechnology Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7872	95-4062211

(State or Other Jurisdiction Of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Liberty Ave, Union, New Jersey		07083

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code	(908) 688-2440

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

ITEM 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 13, 2005, the Registrant received written notice (the “Notice”) from the New York Stock Exchange (“NYSE”) that the NYSE Board of Directors’ Regulation, Enforcement and Listing Standards Committee (the “Committee”) had affirmed the decision of NYSE to delist the common stock of the Registrant from the NYSE.

The Notice indicated that the action was based upon the findings of the Committee that the Registrant had violated NYSE Rule 499 and Section 802.00 of the NYSE Listed Company Manual by falling below the NYSE continued listing standards regarding average global market capitalization over a consecutive 30-day trading period of not less than $50 million and total stockholders’ equity of not less than $50 million. In addition, the Notice stated that, after the NYSE accepted a plan for compliance from the Registrant, the Registrant was unable to demonstrate compliance with such continued listing standards within the 18-month plan period mandated by NYSE Rule 499.50 and Section 802.02 of the NYSE Listed Company Manual. The Notice also indicated that the Committee had instructed the staff of the NYSE to submit an application to the SEC to delist the common stock of the Registrant in accordance with Section 12 of the Securities and Exchange Act of 1934 and the rules promulgated thereunder.

In response to the Notice, as of the date of this filing, the Registrant has determined to take the steps necessary to facilitate the trading of its common stock on the Over-the-Counter Bulletin Board (“OTCBB”).

ITEM 7.01 Regulation FD Disclosure.

On January 14, 2005, the Registrant announced in a press release that it has taken steps to ensure that its shares will trade on the OTCBB following its receipt of the Notice that the Committee had affirmed the NYSE’s initial determination that the Registrant’s common stock should be delisted from the NYSE. The NYSE will suspend trading in the Registrant’s common stock at the closing of trading on January 20, 2005.

The press release is attached hereto as Exhibit 99.1.

ITEM 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit	Description

99.1	Press Release of the Registrant issued January 14, 2005.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSTECHNOLOGY CORPORATION

By:	/s/ Joseph F. Spanier

Joseph F. Spanier, Vice President, Chief Financial Officer and Treasurer

Date: January 18, 2005

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